Exhibit 99.1

Press Release

Private Investor Consortium Completes Acquisition of Duff & Phelps Corporation

New York, NY, April 23, 2013 — Duff & Phelps Corporation (“the Company”) today announced the completion of its acquisition by a consortium (“the Consortium”) comprising controlled affiliates of or funds managed by The Carlyle Group, Stone Point Capital LLC, Pictet & Cie, on behalf of certain of its clients, and Edmond de Rothschild Group in an all-cash transaction valued at approximately $665.5 million.

As previously disclosed, the transaction was approved by the Company’s stockholders at a special meeting of stockholders held April 22, 2013. Pursuant to the terms of the merger agreement, the Company’s Class A stockholders are entitled to receive $15.55 per share of Class A common stock in cash without interest. As a result of the merger, the Company’s Class A common stock will no longer be listed for trading on the New York Stock Exchange.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of the Company’s Class A common stock in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

Advisors

Duff & Phelps:

·         M&A: Centerview Partners

·         Legal: Kirkland & Ellis LLP

The Consortium:

·         M&A: Sandler O’Neill + Partners, L.P. (Lead Advisor), Credit Suisse, Barclays, RBC Capital Markets

·         Financing: Credit Suisse, Barclays, RBC Capital Markets

·         Legal: Wachtell, Lipton, Rosen & Katz

About Duff & Phelps

As a leading global financial advisory and investment banking firm, Duff & Phelps leverages analytical skills, deep market insight and independence to help clients make sound decisions. The firm provides expertise in valuation, M&A and transaction advisory, restructuring, alternative asset advisory, disputes, taxation and transfer pricing – with more than 1,000 employees serving clients from offices in North America, Europe and Asia. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC; Pagemill Partners; and GCP Securities, LLC. Member FINRA/SIPC. M&A advisory services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Conduct Authority. For more information, visit www.duffandphelps.com.

Duff & Phelps Contact

Marty Dauer, +1-212-871-7700
investor.relations@duffandphelps.com